Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 20, 2019 with respect to the combined financial statements of Atlas Intermediate Holdings LLC and ATC Group Partners LLC as of and for the year ended December 31, 2018 included in the Definitive Proxy Statement of Boxwood Merger Corp., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
February 14, 2020